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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 12, 1994 included in the Registration Statement on Form S-4 of Price Enterprises, Inc. and the related Prospectus of Price Enterprises, Inc. and Offering Circular of Price/Costco, Inc. We consent to the incorporation by reference therein of our report dated November 19, 1993 with respect to the consolidated financial statements and schedules of The Price Company for the years ended August 31, 1993, 1992, and 1991 included in the Annual Report on Form 10-K/A of Price/Costco, Inc. for the fiscal year ended August 29, 1993.

    Our audit of Price Enterprises, Inc. also included the financial statement schedule listed on page S-1. This schedule is the responsibility of Price Enterprises, Inc.'s management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

San Diego, California
September 12, 1994